Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports Record 3rd Quarter Earnings

Ocean City, New Jersey – October 26, 2010 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,441,000, or $0.21 per diluted share, for the quarter ended September 30, 2010, as compared to $1,313,000, or $0.18 per diluted share, for the quarter ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $4,016,000, or $0.59 per diluted share, as compared to $2,897,000, or $0.41 per diluted share, for the same period in 2009. Results of the first nine months of 2009 reflect the impact of other-than-temporary impairment charges of $711,000 (net of tax), compared to no impairment activity during the same periods in 2010.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey.

“We are very pleased with our results this quarter, especially in view of the continuing difficult economic conditions. While we are not immune from the effects of the depressed real estate market, we believe that our results, particularly our low level of non-performing assets, speaks well for our conservative operating philosophy,” said Steven E. Brady, President and CEO.

Balance Sheet Review

Total assets grew $68.0 million, or 8.8%, to $838.2 million at September 30, 2010 from December 31, 2009. Loans receivable, net, increased $6.2 million, or 0.9%, to $669.9 million. The increase in loans receivable reflected growth in real estate loans of $9.1 million and real estate construction loans of $1.5 million offset by decreases in consumer loans of $1.5 million and commercial loans of $2.1 million. Cash and cash equivalents increased $65.4 million to $98.4 million while investments and mortgage-backed securities decreased $4.1 million, or 13.8%, to $25.4 million.

Deposits grew $66.1 million, or 12.3%, to $603.5 million at September 30, 2010 from December 31, 2009. Total borrowings remained unchanged at $125.5 million, including $110.0 million of FHLB advances.

Asset Quality

The provision for loan losses totaled $125,000 for the third quarter of 2010 compared to $490,000 for the third quarter of 2009 and $540,000 for the second quarter of 2010. The decrease in the provision resulted from a decrease in specific reserves on non-performing loans. The provision decreased to $816,000 for the first nine months of 2010 compared to $895,000 for the same period in 2009. The allowance for loan losses was $4.0 million, or 0.59% of total loans, at September 30, 2010 compared to $3.5 million, or 0.52% of total loans, at December 31, 2009 and $3.5 million, or 0.53% of total loans, at September 30, 2009. The Company experienced $310,000 in charge-off activity for the first nine months of 2010 compared to $102,000 during the same period in 2009.

Non-performing assets totaled $4.1 million, or 0.48% of total assets, at September 30, 2010, compared to $1.9 million, or 0.25% of total assets, at December 31, 2009 and $2.7 million, or 0.36% of total assets, at September 30, 2009. Non-performing assets consisted of eleven residential mortgages totaling $3.1 million, two commercial mortgages totaling $538,000, three commercial loans totaling $163,000, four consumer equity loans totaling $147,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at September 30, 2010 were $487,000.

Income Statement Analysis

Net interest income increased $183,000, or 3.2%, to $5.9 million for the third quarter of 2010 compared to $5.8 million in the third quarter of 2009. Net interest margin decreased 1 basis point in the quarter ended September 30, 2010 to 3.39% from 3.40% for the quarter ended September 30, 2009. On a linked-quarter basis, net interest margin decreased 9 basis points from 3.48% in the second quarter of 2010. The increase in net interest income for the third quarter was the result of an increase in average interest-earning assets of $22.0 million and a decrease of 36 basis points in the average cost of interest-bearing liabilities to 2.12% from 2.48% offset by a decrease of 21 basis points in the average yield on interest-earning assets to 5.40% from 5.61% and an increase in average interest-bearing liabilities of $58.7 million.

Net interest income increased $1.7 million, or 10.4%, for the first nine months of 2010 to $18.0 million compared to the same period in the prior year. An increase in net interest margin of 15 basis points to 3.44% from 3.29% was the result of a decrease in the cost of interest-bearing liabilities of 41 basis points offset by a decrease in the yield on interest-earning assets of 14 basis points.

Other expenses increased $380,000, or 9.6%, to $4.3 million for the third quarter of 2010, compared to $3.9 million for the third quarter of 2009. Other expenses increased $1.3 million, or 10.6%, to $13.1 million for the nine months ended September 30, 2010 compared to $11.9 million for the nine months ended September 30, 2009. Other expenses increased $128,000 in the third quarter and $410,000 year to date over the prior year as a result of additional expenses associated with the opening of a new branch in the fourth quarter of 2009 as well as normal increases in salaries and benefits, occupancy and equipment, marketing, other expenses, partially offset by decreases in FDIC deposit insurance and qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	September 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Total assets	$838,165	$770,145	8.8%
Cash and cash equivalents	98,434	33,028	198.0
Investment securities	25,363	29,427	(13.8)
Loans receivable, net	669,868	663,663	0.9
Deposits	603,547	537,422	12.3
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	99,314	97,335	2.0

SELECTED OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
	(In thousands, except per share amounts)
Interest and dividend income	$9,447	$9,502	(0.6)	$28,446	$27,639	2.9
Interest expense	3,506	3,745	(6.4)	10,472	11,352	(7.8)

Net interest income	5,941	5,757	3.2	17,974	16,287	10.4

Provision for loan losses	125	490	(74.5)	816	895	(8.8)

Net interest income after provision for loan losses	5,816	5,267	10.4	17,158	15,392	11.5

Other income	836	790	5.8	2,530	2,248	12.5
Impairment on investment securities	—	—	N/M	—	(1,077)	N/M
Other expense	4,319	3,939	9.6	13,146	11,886	10.6

Income before taxes	2,333	2,118	10.2	6,542	4,677	39.9
Provision for income taxes	892	805	10.8	2,526	1,780	41.9

Net Income	$1,441	$1,313	9.7	$4,016	$2,897	38.6

Earnings per share basic	$0.21	$0.19		$0.59	$0.41
Earnings per share diluted	$0.21	$0.18		$0.59	$0.41

Average shares outstanding basic	6,826,698	7,080,802		6,824,073	7,068,439
Average shares outstanding diluted	6,835,521	7,124,025		6,824,073	7,122,950

N/M – not measurable

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$674,048	5.34%	$647,212	5.54%
Investment securities	26,074	6.80%	30,881	6.91%

Total interest-earning assets	700,122	5.40%	678,093	5.61%

Interest-bearing deposits	$536,706	1.48%	$471,900	1.88%
Total borrowings	125,464	4.86%	131,618	4.65%

Total interest-bearing liabilities	662,170	2.12%	603,518	2.48%

Interest rate spread		3.28%		3.12%
Net interest margin		3.39%		3.40%

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$668,872	5.40%	$626,309	5.54%
Investment securities	27,264	6.62%	33,383	6.45%

Total interest-earning assets	696,136	5.45%	659,692	5.59%

Interest-bearing deposits	$514,068	1.54%	$442,865	2.04%
Total borrowings	125,464	4.82%	141,152	4.33%

Total interest-bearing liabilities	639,532	2.18%	584,017	2.59%

Interest rate spread		3.27%		2.99%
Net interest margin		3.44%		3.29%

ASSET QUALITY DATA

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,476	$2,684
Provision for loan losses	816	1,251

Charge-offs	310	460
Recoveries	—	1

Net charge-offs	(310)	(459)

Allowance at end of period	$3,982	$3,476

Allowance for loan losses as a percent of total loans	0.59%	0.52%
Allowance for loan losses as a percent of nonperforming loans	100.7%	188.4%

	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,106	$1,593
Real estate mortgage - commercial	538	139
Commercial	163	22
Consumer	147	91

Total	3,954	1,845

Real estate owned	98	98
Other nonperforming assets	—	—

Total nonperforming assets	$4,052	$1,943

Nonperforming loans as a percent of total loans	0.59%	0.28%
Nonperforming assets as a percent of total assets	0.48%	0.25%

SELECTED FINANCIAL RATIOS

	Nine Months Ended September 30,
	2010	2009

Selected Performance Ratios:
Return on average assets (1)	0.66%	0.54%
Return on average equity (1)	5.37%	5.84%
Interest rate spread (1)	3.27%	2.99%
Net interest margin (1)	3.44%	3.29%
Efficiency ratio	64.12%	64.13%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA

	Q3 2010	Q2 2010	Q1 2010	Q4 2009		Q3 2009
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$5,941	$6,053	$5,981	$5,900		$5,757
Provision for loan losses	125	540	152	357		490

Net interest income after provision for loan losses	5,816	5,513	5,829	5,543		5,267
Other income	836	886	807	854		790
Impairment on investment securities	—	—	—	—		—
Other expense	4,319	4,375	4,452	4,248		3,939

Income before taxes	2,333	2,024	2,184	2,149		2,118
Provision for income taxes	892	785	848	835		805

Net income	$1,441	$1,239	$1,336	$1,314		$1,313

Share Data:
Earnings per share basic	$0.21	$0.18	$0.20	$0.19	*	$0.19	*
Earnings per share diluted	$0.21	$0.18	$0.20	$0.19	*	$0.18	*

Average shares outstanding basic	6,826,698	6,826,946	6,818,615	7,051,468	*	7,080,802	*
Average shares outstanding diluted	6,835,521	6,834,525	6,836,718	7,081,593	*	7,124,025	*
Total shares outstanding	7,296,904	7,307,590	7,307,590	7,308,118		7,308,288	*

Balance Sheet Data:
Total assets	$838,165	$798,790	$781,207	$770,145		$742,630
Investment securities	25,363	27,960	27,576	29,427		30,336
Loans receivable, net	669,868	675,681	666,323	663,663		655,532
Deposits	603,547	563,258	546,988	537,422		532,843
FHLB advances	110,000	110,000	110,000	110,000		117,900
Subordinated debt	15,464	15,464	15,464	15,464		15,464
Stockholder’s equity	99,314	99,801	98,562	97,335		67,402

Asset Quality:
Non-performing assets	$4,052	$3,296	$2,578	$1,943		$2,683
Non-performing loans to total loans	0.59%	0.47%	0.37%	0.28%		0.41%
Non-performing assets to total assets	0.48%	0.41%	0.33%	0.25%		0.36%
Allowance for loan losses	$3,982	$4,124	$3,601	$3,476		$3,478
Allowance for loan losses to total loans	0.59%	0.61%	0.54%	0.52%		0.53%
Allowance for loan losses to non-performing loans	100.7%	125.1%	139.70%	188.4%		137.70%

* Earnings per share, average shares outstanding and total shares outstanding for the prior year periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 18, 2009.